UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 10, 2012

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 252-2000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Approval of Mattel Incentive Plan

On May 10, 2012, at the annual meeting of stockholders (the “Annual Meeting”) of Mattel, Inc. (“Mattel”), Mattel’s stockholders approved the new Mattel Incentive Plan and the material terms of its performance goals (the “MIP”), which replaced the Mattel Incentive Plan which was approved by the stockholders at the 2007 annual meeting of stockholders. The MIP will be effective for bonus opportunities established after May 10, 2012, the first bonus opportunity of which is expected to be for performance during 2013. The MIP previously had been approved by Mattel’s Board of Directors (the “Board”), subject to stockholder approval.

The MIP is established for the purposes of focusing employees on financial measures, linking compensation to the business performance of Mattel and attracting and retaining highly qualified employees by awarding cash-based bonus opportunities to eligible employees. Pursuant to the MIP, the Compensation Committee of the Board (the “Compensation Committee”) will administer the MIP and select the participants of the MIP from among Mattel’s employees. The Compensation Committee will establish bonus opportunities for performance periods, determining the performance goals that will apply, the amount or amounts that each participant will be eligible to earn at the specified level or levels of performance, and the other terms and conditions for the bonus opportunities. The MIP limits the maximum annual bonus to $5 million per participant. The Compensation Committee is expected to establish annual bonus opportunities not later than 90 days after the beginning of each year. The MIP authorizes the Compensation Committee to grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

In the event of a Change in Control (as defined in the MIP), (i) any unpaid bonuses with respect to any performance periods that ended before the date of the Change in Control shall be paid out within 30 days after such Change in Control and (ii) with respect to each performance period that includes the date of the Change in Control, a bonus shall be paid within 30 days after such Change in Control equal to the greater of (A) the pro-rated target bonus, based upon the number of months, rounded up to the nearest whole month, of the performance period until the date of the Change in Control or (B) if determinable, the bonus amount based on the actual achievement of the performance objectives after appropriately adjusting for any shortened performance period due to the Change in Control.

The foregoing summary description of the MIP is qualified in its entirety by reference to the actual terms of the MIP attached as Appendix A to Mattel’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2012.

Appointments to Committees of Mattel’s Board of Directors

As reported in the Form 8-K filed by Mattel with the Commission on November 10, 2011, Dirk Van de Put was elected to Mattel’s Board of Directors effective as of December 1, 2011. Mr. Van de Put was appointed to the Audit Committee of Mattel’s Board of Directors effective as of May 10, 2012.

As reported in the Form 8-K filed by Mattel with the Commission on March 14, 2012, Trevor A. Edwards was elected to Mattel’s Board of Directors effective as of March 14, 2012. Mr. Edwards was appointed to the Governance and Social Responsibility Committee of Mattel’s Board of Directors effective as of May 10, 2012.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Meeting was held on May 10, 2012. Proxies for the meeting were solicited pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and there was no solicitation in opposition to that of management.

All of the nominees for director listed in Proposal 1 in the proxy statement were elected by a majority of the votes cast, as follows:

Name of Nominee	Votes cast For	Votes cast Against	Abstentions	Broker Non-Votes
Michael J. Dolan	273,890,642	7,909,183	82,746	19,143,984
Robert A. Eckert	277,602,416	4,196,891	83,264	19,143,984
Trevor A. Edwards	281,509,607	278,090	94,874	19,143,984
Dr. Frances D. Fergusson	281,330,229	468,490	83,852	19,143,984
Dominic Ng	279,246,010	2,548,632	87,929	19,143,984
Vasant M. Prabhu	278,544,763	3,247,691	90,117	19,143,984
Dr. Andrea L. Rich	271,480,836	10,318,029	83,706	19,143,984
Dean A. Scarborough	280,653,756	1,138,839	89,976	19,143,984
Christopher A. Sinclair	272,517,765	9,280,732	84,074	19,143,984
Bryan G. Stockton	278,435,759	3,359,848	86,964	19,143,984
Dirk Van de Put	281,499,279	296,087	87,205	19,143,984
Kathy White Loyd	269,673,505	12,127,485	81,581	19,143,984

Proposal 2, a proposal to approve, on an advisory (non-binding) basis, the compensation of Mattel’s named executive officers was approved by the following vote:

Votes cast For	Votes cast Against	Abstentions	Broker Non-Votes
266,998,407	13,828,100	1,056,064	19,143,984

Proposal 3, a proposal to approve the new Mattel Incentive Plan and the material terms of its performance goals, was approved by the following vote:

Votes cast For	Votes cast Against	Abstentions	Broker Non-Votes
270,902,776	10,685,688	294,107	19,143,984

Proposal 4, a proposal to ratify the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2012, was approved by the following vote:

Votes cast For	Votes cast Against	Abstentions	Broker Non-Votes
293,053,271	7,645,716	327,568	N/A

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit(s)	Filing Date
10.1	Mattel Incentive Plan	DEF 14A	001-05647	Appendix A	March 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC.

Dated: May 14, 2012	By:	/s/ Robert Normile
	Name:	Robert Normile
	Title:	Executive Vice President, Chief Legal Officer and Secretary